Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report included herein dated March 28, 2012, with respect to the balance sheet of Alpha Network Alliance Ventures Inc. as of December 31, 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from March 24, 2011 to December 31, 2011. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

/s/GZTY CPA Group LLC

GZTY CPA Group LLC
Metuchen, NJ

Dated: November 28, 2012